Exhibit 99.1
Unaudited Pro Forma Combined Financial Information
This unaudited pro forma combined financial information has been prepared to reflect the acquisition of CDM Resource Management Compression Business (“CDM”) by Regency Energy Partners LP (the “Partnership”). On December 11, 2007, the Partnership and ADJHR, LLC, an indirect wholly owned subsidiary of the Partnership (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with CDM Resource Management, Ltd., (“CDM”), CDM OLP GP, LLC, the sole general partner of CDM, and CDMR Holdings, LLC, a Delaware limited liability company and the sole limited partner of CDM (each a “Partner” and together the “Partners”). The Merger Agreement was previously reported in Regency’s Current Report on Form 8-K dated December 11, 2007.
On January 15, 2008, the parties to the Merger Agreement consummated the closing of the transactions contemplated by the Merger Agreement and CDM merged with and into Merger Sub, with Merger Sub continuing as the surviving entity after the merger (the “Merger”). Following the Merger, Merger Sub changed its name to CDM Resource Management LLC. The total purchase price paid by the Partnership for the partnership interests of CDM consisted of (1) the issuance of an aggregate of 7,276,506 Class D common units of the Partnership, which were valued at $219,590,000, (2) the payment of an aggregate of $161,945,000 in cash to the Partners, and (3) $316,500,000 to retire CDM’s debt obligations. For pro forma purposes, the repayment of debt under CDM’s bank credit facility is based on December 31, 2007 debt balances.
The Partnership applied the guidance of Statement of Financial Accounting Standard No. 141, “Business Combinations.” The pro forma adjustments, which were prepared applying the rules established by the Securities and Exchange Commission in Article 11 of Regulation S-X, have been applied to the unaudited combined financial statements presented in accordance with Rule 3-05 of Regulation S-X.
The statement of operations for the six months ended June 30, 2008 reflects the pro forma adjustments as though the acquisitions occurred on January 1, 2008. A balance sheet reflecting the acquisitions of CDM, together with all required balance sheet disclosures, was filed in our Form 10-Q for the three months ended March 31, 2008. Accordingly, this Current Report on Form 8-K does not include a pro forma balance sheet.
The historical financial information included in the columns entitled “Partnership” was derived from the unaudited financial statements included in our Form 10-Q for the three months ended June 30, 2008.
The historical financial information included in the columns entitled “CDM” was derived from its unaudited financial statements for the period from January 1, 2008 to January 15, 2008.
The unaudited pro forma combined financial information is based on assumptions that the Partnership believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. They are not necessarily indicative of the financial results that would have occurred if these acquisitions had taken place on the dates indicated, nor are they indicative of the future consolidated results.

Regency Energy Partners LP
Unaudited Pro Forma Combined Statements of Operations
For the Six Months Ended June 30, 2008
(in thousands except unit data and per unit data)

			Pro Forma		Pro Forma
	Partnership	CDM	Adjustments		Combined
REVENUES
Gas sales	$599,462	$—	$—		$599,462
NGL sales	235,020	—	—		235,020
Gathering, transportation and other fees, including related party amounts of $1,926	132,161	4,392	—		136,553
Net realized and unrealized loss from risk management activities	(46,417)	—	—		(46,417)
Other	31,714	—	—		31,714

Total revenues	951,940	4,392	—		956,332

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts of $1,247	760,276	2,849	—		763,125
Operation and maintenance	61,361	(812)	—		60,549
General and administrative	24,809	382	—		25,191
Loss on asset sales, net	468	—	—		468
Management services termination fee	3,888	—	—		3,888
Transaction expenses	534	—	—		534
Depreciation and amortization	48,216	574	450	a	49,240

Total operating costs and expenses	899,552	2,993	450		902,995

OPERATING INCOME (LOSS)	52,388	1,399	(450)		53,337

Interest expense, net	(32,188)	(1,304)	(451	)b	(33,943)
Other income and deductions, net	332	1,090	—		1,422
Minority interest	(3)	—	—		(3)

INCOME (LOSS) BEFORE INCOME TAXES	20,529	1,185	(901)		20,813

Income tax expense	209	—	—		209

NET INCOME (LOSS)	$20,320	$1,185	$(901)		$20,604

General partner’s interest in current period net income (loss), including IDR	1,069	24	(18	)c	1,075
Beneficial conversion feature for Class D common units	3,425	—	—		3,425

Limited partners’ interest in net income (loss)	$15,826	$1,161	$(883)		$16,104

Basic and Diluted earnings per unit:
Amount allocated to common and subordinated units	$15,826				$16,104
Weighted average number of common and subordinated units outstanding	60,701,912				60,701,912
Income per common and subordinated unit	$0.26				$0.27
Distributions per unit	$0.82				$0.82

Amount allocated to Class D common units	$3,425				$3,425
Total number of Class D common units outstanding	7,276,506				7,276,506
Income per Class D common unit due to beneficial conversion feature	$0.47				$0.47
Distributions per unit	$—				$—

Amount allocated to Class E common units	$—				$—
Total number of Class E common units outstanding	4,701,034				4,701,034
Income per Class E common unit	$—				$—
Distributions per unit	$—				$—
See accompanying notes to unaudited pro forma combined financial statements

Regency Energy Partners LP
Notes to Unaudited Pro Forma Combined Financial Information
The following notes discuss the columns presented and the entries made to the unaudited pro forma combined financial information.
Partnership
This column represents statements of operations of the Partnership for the six months ended June 30, 2008, which were derived from our unaudited financial statements as reported in our Quarterly Report on Form 10-Q for the three months ended June 30, 2008.
CDM
This column represents the historical consolidated financial statements of CDM Resource Management Compression Business that has been derived from its unaudited financial statements for the period from January 1, 2008 to January 15, 2008.
Pro Forma Adjustment Explanations
a.	Represents the incremental depreciation and amortization expense for CDM due to the increased book value of property, plant and equipment and intangible assets; applying straight–line depreciation over a 25 year period for the property plant and equipment and amortizing the intangible assets over a period of 14 years.

b.	Represents the incremental interest expense related to CDM, applying the Partnership’s 6.9 percent cost of debt in the three months ended March 31, 2008, to borrowings of $161,945,000 to fund the cash payment associated with our CDM acquisition.

c.	Represents the general partner’s share of the incremental net loss associated with the pro forma adjustments.